Exhibit 99.1

Match Group Reports Fourth Quarter and Full Year 2017 Results
Dallas, TX—February 6, 2018—Match Group (NASDAQ: MTCH) reported fourth quarter and full year 2017 financial results today and separately released an investor presentation which will be reviewed on the earnings conference call scheduled for 8:30 a.m. Eastern Time on February 7, 2018. The investor presentation is available on the Investor Relations section of its website at http://ir.mtch.com.
“Match Group is reporting incredibly strong Q4 and 2017 full year results, as we introduced new products and features, particularly at Tinder, Match and OkCupid,” said Mandy Ginsberg, CEO.  “Our products have redefined the way people meet and date. We now have more than 7 million Subscribers across our businesses and 3 million at Tinder alone. This is my first quarter as CEO, and while reporting results like these is a great way to kick off 2018, there are still plenty of untapped market opportunities, products and features that we’ll be rolling out. I feel great about this team’s ability to execute and drive continued growth.”
Q4 2017 HIGHLIGHTS

•	Total Revenue grew 28% over the prior year quarter to $379 million.

•	Direct Revenue grew to $364 million, an increase of 29%, driven by 24% growth in Average Subscribers to 7.0 million and a 4% increase in ARPU.

•	Tinder Average Subscribers exceeded 3 million for the first time, adding a record of 544,000 sequentially and nearly 1.5 million compared to Q4 2016.

•	Operating income was $128 million, an increase of 13% over the prior year quarter, while Adjusted EBITDA increased 20% over the prior year quarter to $153 million.

•
Net loss of $9 million or $0.03 per diluted share is driven by the inclusion of $92 million of discrete tax charges related to U.S. tax reform. Excluding these discrete tax charges, Match Group would have reported net income of $83 million or $0.29 per diluted share for the quarter.

•	Operating cash flow for the year ended December 31, 2017 grew 24% to $321 million compared to the prior year period, while Free Cash Flow increased 37% to $292 million.
Key Financial and Operating Metrics
All results are for continuing operations, unless otherwise noted.

(In thousands, except EPS and ARPU)	Q4 2017	Q4 2016	Change
Revenue	$378,907	$294,870	28%
Operating Income	$127,663	$112,925	13%
Net (Loss) Earnings attributable to shareholders	$(9,023)	$73,811	(112)%
Diluted EPS	$(0.03)	$0.27	(111)%
Adjusted EBITDA	$153,236	$127,546	20%
Adjusted Net Income	$54,376	$78,316	(31)%
Adjusted EPS	$0.18	$0.29	(38)%
Average Subscribers	7,044	5,697	24%
ARPU	$0.55	$0.53	4%
See reconciliations of GAAP to non-GAAP measures starting on page 9.

Revenue

(Dollars in thousands)	Q4 2017	Q4 2016	Change
Direct Revenue:
North America	$202,688	$174,490	16%
International	161,288	106,698	51%
Total Direct Revenue	363,976	281,188	29%
Indirect Revenue	14,931	13,682	9%
Total Revenue	$378,907	$294,870	28%
Total Direct Revenue grew 29% driven by a 24% increase in Average Subscribers and a 4% increase in overall ARPU. Indirect Revenue increased $1.2 million due to increases in advertising at Tinder, partially offset by declines at other brands.
Average Subscribers

(In thousands)	Q4 2017	Q4 2016	Change
Average Subscribers:
North America	3,872	3,363	15%
International	3,172	2,334	36%
Total Average Subscribers	7,044	5,697	24%
ARPU

(Change calculated using non-rounded numbers)	Q4 2017	Q4 2016	Change
ARPU:
North America	$0.56	$0.56	1%
International	$0.54	$0.49	11%
Total ARPU	$0.55	$0.53	4%

Operating Costs and Expenses

(Dollars in thousands)	Q4 2017	% of Revenue	Q4 2016	% of Revenue	Change
Cost of revenue	$85,942	23%	$54,132	18%	59%
Selling and marketing expense	85,904	23%	67,963	23%	26%
General and administrative expense	42,083	11%	30,636	10%	37%
Product development expense	28,061	7%	19,679	7%	43%
Depreciation	8,994	2%	7,607	3%	18%
Amortization of intangibles	260	—%	1,928	1%	(87)%
Total operating costs and expenses	$251,244	66%	$181,945	62%	38%
Operating costs and expenses were $251 million, or 66% of revenue, compared to $182 million, or 62% of revenue, for the prior year quarter. The increase in operating costs and expenses is primarily driven by increased in-app purchase fees of $27.2 million, included in “Cost of revenue,” as a result of increased revenue from mobile app stores. Total operating costs and expenses was also driven by an increase in marketing expense of $15.1 million, increased employee costs of $13.4 million, including stock-based compensation expense, and an increase in contingent consideration adjustments of $7.3 million. Selling and marketing expense increased primarily due to strategic marketing investments. The increase in employee costs was primarily due to increased headcount at Tinder, and increased stock-based compensation expense of $3.9 million related to new awards granted since the prior year quarter. General and administrative expense includes $0.9 million in contingent consideration expense compared to income of $6.5 million in the prior year quarter.
Operating Income and Adjusted EBITDA

(Dollars in thousands)	Q4 2017	Q4 2016	Change
Operating income	$127,663	$112,925	13%
Operating income margin	34%	38%	(4.6) pts

Adjusted EBITDA	$153,236	$127,546	20%
Adjusted EBITDA Margin	40%	43%	(2.8) pts
Operating income increased 13% and Adjusted EBITDA increased 20% over the prior year quarter as a result of revenue growth, partially offset by the impact of the increases in operating costs and expenses described in the preceding paragraph. Adjusted EBITDA increased more than Operating Income primarily as a result of increases in contingent consideration adjustments of $7.3 million and stock-based compensation of $3.9 million.

OTHER ITEMS
Income Taxes
In the fourth quarter of 2017, Match Group recorded a GAAP tax provision of $110.2 million, which includes $92.3 million of discrete charges as a result of U.S. tax reform. These tax charges include a reduction in the Company’s net deferred tax asset position of $68.6 million and the transition tax on foreign earnings of $23.7 million.  In the fourth quarter of 2017, the Company recorded an Adjusted Net Income tax provision of $64.4 million, including $25.5 million related to U.S. tax reform.  The Company will not be required to pay the transition tax because of its net operating loss position.  The Company does not expect to be a full U.S. federal cash income tax payer until 2020, which is in line with previous estimates.
LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2017, Match Group had 274.3 million common and class B common shares outstanding. Match Group did not make purchases under the previously announced share repurchase program during the quarter or subsequently through today’s date.
As of December 31, 2017, the Company had $273 million in cash and cash equivalents and had $1.3 billion of long-term debt. The Company has a $500 million revolving credit facility, which was undrawn as of December 31, 2017 and currently remains undrawn.
In October 2017, the Company sold a cost method investment, receiving net cash proceeds of $60.2 million.
In December 2017, the Company issued $450 million of 5.00% senior notes due 2027. The proceeds of this offering, along with cash on hand, were used to redeem all outstanding 6.75% senior notes due 2022 and pay the related call premium.
As of December 31, 2017, IAC’s economic ownership interest and voting interest in Match Group were 81.2% and 97.6%, respectively.
CONFERENCE CALL
Match Group will audiocast a conference call to answer questions regarding its fourth quarter and full year financial results on Wednesday, February 7, 2018 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public, and the investor presentation reviewing the results has been posted, on Match Group’s investor relations website at http://ir.mtch.com.

GAAP FINANCIAL STATEMENTS
MATCH GROUP CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(In thousands, except per share data)
Revenue	$378,907	$294,870	$1,330,661	$1,118,110
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	85,942	54,132	279,499	195,648
Selling and marketing expense	85,904	67,963	375,610	349,119
General and administrative expense	42,083	30,636	179,804	135,019
Product development expense	28,061	19,679	101,150	78,117
Depreciation	8,994	7,607	32,613	27,726
Amortization of intangibles	260	1,928	1,468	16,932
Total operating costs and expenses	251,244	181,945	970,144	802,561
Operating income	127,663	112,925	360,517	315,549
Interest expense	(19,995)	(20,327)	(77,565)	(82,199)
Other (expense) income, net	(5,374)	3,477	(30,827)	7,866
Earnings from continuing operations, before tax	102,294	96,075	252,125	241,216
Income tax (provision) benefit	(110,187)	(21,260)	103,852	(62,875)
Net (loss) earnings from continuing operations	(7,893)	74,815	355,977	178,341
Loss from discontinued operations, net of tax	(1,003)	(826)	(5,650)	(6,328)
Net (loss) earnings	(8,896)	73,989	350,327	172,013
Net earnings attributable to redeemable noncontrolling interests	(127)	(178)	(179)	(562)
Net (loss) earnings attributable to Match Group, Inc. shareholders	$(9,023)	$73,811	$350,148	$171,451

Net (loss) earnings per share from continuing operations:
Basic	$(0.03)	$0.29	$1.35	$0.71
Diluted	$(0.03)	$0.27	$1.20	$0.66
Net (loss) earnings per share attributable to Match Group, Inc. shareholders:
Basic	$(0.03)	$0.29	$1.33	$0.68
Diluted	$(0.03)	$0.27	$1.18	$0.64

Basic shares outstanding	273,323	255,116	264,014	251,522
Diluted shares outstanding	273,323	272,744	296,076	269,725

Stock-based compensation expense by function:
Cost of revenue	$455	$354	$1,701	$1,447
Selling and marketing expense	1,292	871	4,545	3,426
General and administrative expense	7,100	7,534	42,840	33,784
Product development expense	6,616	2,801	20,004	13,713
Total stock-based compensation expense	$15,463	$11,560	$69,090	$52,370

MATCH GROUP CONSOLIDATED BALANCE SHEET

	December 31, 2017	December 31, 2016
	(In thousands)
ASSETS
Cash and cash equivalents	$272,624	$253,651
Accounts receivable, net	116,751	63,853
Assets of a business held for sale	—	133,272
Other current assets	55,369	39,618
Total current assets	444,744	490,394
Property and equipment, net	61,620	62,954
Goodwill	1,247,644	1,206,447
Intangible assets, net	230,345	217,682
Deferred income taxes	123,199	5,286
Long-term investments	11,137	55,355
Other non-current assets	11,457	10,560
TOTAL ASSETS	$2,130,146	$2,048,678

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$10,112	$7,357
Deferred revenue	198,095	161,124
Liabilities of a business held for sale	—	37,058
Accrued expenses and other current liabilities	110,566	108,720
Total current liabilities	318,773	314,259
Long-term debt, net	1,252,696	1,176,493
Income taxes payable	8,410	9,126
Deferred income taxes	28,478	25,339
Other long-term liabilities	14,484	20,877

Redeemable noncontrolling interest	6,056	6,062

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	64	46
Class B convertible common stock	210	210
Class C common stock	—	—
Preferred stock	—	—
Additional paid-in capital	81,082	490,587
Retained earnings	532,211	182,063
Accumulated other comprehensive loss	(112,318)	(176,384)
Total Match Group, Inc. shareholders’ equity	501,249	496,522
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,130,146	$2,048,678

MATCH GROUP CONSOLIDATED STATEMENT OF CASH FLOWS

	Twelve Months Ended December 31,
	2017	2016
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings from continuing operations	$355,977	$178,341
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	69,090	52,370
Depreciation	32,613	27,726
Amortization of intangibles	1,468	16,932
Deferred income taxes	(118,251)	(10,298)
Acquisition-related contingent consideration fair value adjustments	5,253	(9,197)
Other adjustments, net	22,142	(4,797)
Changes in assets and liabilities
Accounts receivable	(51,587)	(10,731)
Other assets	(10,564)	(5,321)
Accounts payable and accrued expenses and other current liabilities	(16,801)	(24,346)
Income taxes payable	(1,002)	29,641
Deferred revenue	32,753	19,235
Net cash provided by operating activities attributable to continuing operations	321,091	259,555
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(280)	(686)
Capital expenditures	(28,833)	(46,098)
Proceeds from the sale of a business, net	96,144	—
Proceeds from the sale of long-term investment	60,163	—
Proceeds from sale of a marketable security	—	11,716
Purchases of investments	(9,076)	(500)
Other, net	70	8,369
Net cash provided by (used in) investing activities attributable to continuing operations	118,188	(27,199)
Cash flows from financing activities attributable to continuing operations:
Term Loan borrowings	75,000	—
Proceeds from bond offering	450,000	400,000
Principal payments on senior notes	(445,172)	—
Principal payments on term loan	—	(450,000)
Debt issuance costs	(12,285)	(7,811)
Proceeds from issuance of common stock pursuant to stock-based awards	59,442	39,378
Withholding taxes paid on behalf of employees on net settled stock-based awards	(254,210)	(29,830)
Purchase of redeemable noncontrolling interests	(436)	(1,129)
Repurchase of stock-based awards	(272,459)	—
Acquisition-related contingent consideration payments	(23,429)	—
Other, net	(165)	(11,802)
Net cash used in financing activities attributable to continuing operations	(423,714)	(61,194)
Total cash provided by continuing operations	15,565	171,162
Net cash (used in) provided by operating activities attributable to discontinued operations	(6,061)	4,231
Net cash used in investing activities attributable to discontinued operations	(471)	(4,152)
Total cash (used in) provided by discontinued operations	(6,532)	79
Effect of exchange rate changes on cash and cash equivalents	9,940	(5,763)
Net increase in cash and cash equivalents	18,973	165,478
Cash and cash equivalents at beginning of period	253,651	88,173
Cash and cash equivalents at end of period	$272,624	$253,651

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

	Twelve Months Ended December 31,
(In millions, rounding differences may occur)	2017	2016
Net cash provided by operating activities attributable to continuing operations	$321.1	$259.6
Capital expenditures	(28.8)	(46.1)
Free Cash Flow	$292.3	$213.5
MATCH GROUP RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2017	2016	2017	2016
Net (loss) earnings attributable to Match Group, Inc. shareholders	$(9,023)	$73,811	$350,148	$171,451
Stock-based compensation expense	15,463	11,560	69,090	52,370
Amortization of intangibles	260	1,928	1,468	16,932
Acquisition-related contingent consideration fair value adjustments	856	(6,474)	5,253	(9,197)
Discontinued operations, net of tax	1,003	826	5,650	6,328
Impact of income taxes and noncontrolling interests	45,817	(3,335)	(237,288)	(20,715)
Adjusted Net Income	$54,376	$78,316	$194,321	$217,169

GAAP Basic weighted average shares outstanding	273,323	255,116	264,014	251,522
Subsidiary denominated equity awards, stock options and RSUs, treasury method	18,957	17,628	32,062	18,203
GAAP Diluted weighted average shares outstanding	292,280	272,744	296,076	269,725
Impact of RSUs and other	2,471	801	1,676	780
Adjusted EPS weighted average shares outstanding	294,751	273,545	297,752	270,505

GAAP Diluted EPS	$(0.03)	$0.27	$1.18	$0.64
Adjusted EPS	$0.18	$0.29	$0.65	$0.80
For GAAP diluted EPS purposes, RSUs, including performance-based RSUs and market-based awards to the extent the applicable performance or market condition(s) have been met, are included on a treasury method basis. For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based and market-based RSUs outstanding that the Company believes are probable of vesting.
The impact of income taxes adjusts for items excluded from Adjusted Net Income, including income tax deductions from the exercise or vesting of equity awards.

MATCH GROUP RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, rounding differences may occur)	2017	2016	2017	2016
Operating Income	$127.7	$112.9	$360.5	$315.5
Stock-based Compensation Expense	15.5	11.6	69.1	52.4
Depreciation	9.0	7.6	32.6	27.7
Amortization of Intangibles	0.3	1.9	1.5	16.9
Acquisition-related Contingent Consideration Fair Value Adjustments	0.9	(6.5)	5.3	(9.2)
Adjusted EBITDA	$153.2	$127.5	$468.9	$403.4
MATCH GROUP RECONCILIATION OF MARGINS

	Three Months Ended December 31,
(Dollars in thousands)	2017	2016
Revenue	$378,907	$294,870

Operating income	$127,663	$112,925
Operating income margin	34%	38%

Adjusted EBITDA	$153,236	$127,546
Adjusted EBITDA Margin	40%	43%
See preceding table for reconciliation of operating income to Adjusted EBITDA.
MATCH GROUP RECONCILATION OF GAAP REVENUE TO NON-GAAP REVENUE, EXCLUDING FOREIGN EXCHANGE EFFECTS

(Dollars in thousands, except ARPU)	Three Months Ended December 31,
	2017	Change	% Change	2016
Revenue, as reported	$378,907	$84,037	28%	$294,870
Foreign exchange effects	(6,958)
Revenue Excluding Foreign Exchange Effects	$371,949	$77,079	26%	$294,870

(Change calculated using non-rounded numbers)
International ARPU, as reported	$0.54		11%	$0.49
Foreign exchange effects	(0.02)
International ARPU, excluding foreign exchange effects	$0.52		7%	$0.49

(Dollars in thousands, except ARPU)	Twelve Months Ended December 31,
	2017	Change	% Change	2016
Revenue, as reported	$1,330,661	$212,551	19%	$1,118,110
Foreign exchange effects	(422)
Revenue Excluding Foreign Exchange Effects	$1,330,239	$212,129	19%	$1,118,110

(Change calculated using non-rounded numbers)
International ARPU, as reported	$0.51		3%	$0.50
Foreign exchange effects	—
International ARPU, excluding foreign exchange effects	$0.51		3%	$0.50
MATCH GROUP RECONCILATION OF GAAP NET (LOSS) EARNINGS AND DILUTED (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO MATCH GROUP, INC. SHAREHOLDERS TO NON-GAAP NET EARNINGS AND DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO MATCH GROUP, INC. SHAREHOLDERS, EXCLUDING DISCRETE TAX CHARGES

(Dollars in thousands, except EPS)	Three Months Ended December 31, 2017
	As reported	Discrete Tax Charges	Excluding Discrete Tax Charges
Net (loss) earnings attributable to Match Group, Inc. shareholders	$(9,023)	$92,342	$83,319

GAAP Diluted weighted average shares outstanding	273,323		292,280
Dilutive net (loss) earnings attributable to Match Group, Inc. shareholders	$(0.03)		$0.29

(Dollars in thousands, except EPS)	Twelve Months Ended December 31, 2017
	As reported	Discrete Tax Charges	Excluding Discrete Tax Charges
Net earnings attributable to Match Group, Inc. shareholders	$350,148	$92,342	$442,490

GAAP Diluted weighted average shares outstanding	296,076		296,076
Dilutive net earnings attributable to Match Group, Inc. shareholders	$1.18		$1.49

DILUTIVE SECURITIES
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

As of 2/2/2018
Share Price	$34.71
Absolute Shares	274.4
Vested Options and Awards
Match Group Options	3.8
IAC Equity Awards	0.4
Total Dilution - Vested Options and Awards	4.2
Unvested Options and Awards
Match Group Options	11.9
Match Group RSUs	2.0
IAC Equity Awards	0.1
Total Dilution - Unvested Options and Awards	13.9

Total Dilution	18.1
% Dilution	6.2%
Total Diluted Shares Outstanding	292.5
The dilutive securities calculation in the above table is different from GAAP dilution, which is calculated based on the treasury method, and is based on the following assumptions:
Options — The cash generated from the exercise of all options (both vested and unvested awards), consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of Match Group options, is used to repurchase Match Group shares.
RSUs — These awards are settled on a net basis, with Match Group making a cash payment on behalf of the holder equal to the amount of required tax withholdings; therefore, the dilutive effect is presented as the net number of shares actually expected to be issued upon vesting assuming a withholding tax rate of 50%.  In addition, the estimated income tax benefit from the tax deduction received upon the vesting of Match Group RSUs, is used to repurchase Match Group shares.
IAC Equity Awards — The IAC Equity awards represent options and market-based restricted stock units denominated in the shares of IAC that have been issued to employees of Match Group. Upon the exercise or vesting of IAC Equity awards, IAC will settle the awards with shares of IAC, and Match Group will issue additional shares of Match Group to IAC as reimbursement. The estimated income tax benefit from the tax deduction received upon the exercise or vesting of IAC denominated equity awards, is used to repurchase Match Group shares.

MATCH GROUP’S PRINCIPLES OF FINANCIAL REPORTING
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS, Revenue Excluding Foreign Exchange Effects, Free Cash Flow, and Net (Loss) Earnings and Diluted Earnings per Share Attributable to Match Group, Inc. Shareholders, Excluding Discrete Tax Charges, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing how our business performed without the effect of exchange rate differences when compared to prior periods. Net (Loss) Earnings Attributable to Match Group, Inc. Shareholders, Excluding Discrete Tax Charges and the related Dilutive EPS provides context for the impact from the recent U.S. tax reform. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments, which we describe below, between the GAAP and non-GAAP measures. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA margin corresponds more closely to the cash operating income margin generated from our business, from which capital investments are made and debt is serviced. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to Match Group, Inc. shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations, net of tax. We believe Adjusted Net Income is useful to investors because it represents Match Group’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses and discontinued operations.
Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes. We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes. Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Match Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies. We believe the presentation of revenue excluding foreign exchange in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.
Free Cash Flow is defined as net cash provided by operating activities from continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.
Net (Loss) Earnings and Diluted Earnings per Share Attributable to Match Group, Inc. Shareholders, Excluding Discrete Tax Charges is calculated by excluding the income tax charges related to the U.S. tax reform from net (loss) earnings attributable to Match Group, Inc. shareholders and dividing the resulting amount by diluted weighted average shares outstanding. The components of the discrete tax charge excluded are a reduction in the Company’s net deferred tax asset position of $68.6 million and the transition tax on previously untaxed foreign earnings of $23.7 million. We believe this presentation improves the ability to understand the impact of the 2017 U.S. tax reform on the results of Match Group.
Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the vesting of RSUs, performance-based RSUs and market-based awards, the awards are settled on a net basis, with the Company remitting the required tax-withholding amount from its current funds. Certain awards provide the employee the option to pay the applicable strike price and withholding taxes or to allow for the award to be net settled.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

DEFINITION OF OPERATING METRIC TERMS USED
Direct Revenue - is revenue that is received directly from end users of our products and includes both subscription and à la carte revenue.
Indirect Revenue - is revenue that is not received directly from end users of our products, substantially all of which is advertising revenue.
Subscribers - are users who purchase a subscription to one of our products. Users who purchase only à la carte features are not included in Subscribers.
Average Subscribers - is the number of Subscribers at the end of each day in the relevant measurement period divided by the number of calendar days in that period.
Average Revenue per Subscriber (“ARPU”) - is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte) divided by the Average Subscribers in such period and further divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on February 7, 2018, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products. We operate a portfolio of brands, including Tinder, Match, PlentyOfFish, Meetic, OkCupid, OurTime, and Pairs each designed to increase our users’ likelihood of finding a romantic connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users. We currently offer our dating products in 42 languages across more than 190 countries.
Contact Us
Lance Barton
Match Group Investor Relations
(212) 314-7400

Justine Sacco
Match Group Corporate Communications
(212) 445-5088

Match Group
8750 North Central Expressway, Dallas, TX 75231, (214) 576-9352 http://mtch.com